Exhibit 23.1

KPMG Auditores Independentes

Rua do Passeio, 38—Setor 2—17º andar—Centro

20021-290—Rio de Janeiro/RJ—Brasil

Caixa Postal 2888—CEP 20001-970—Rio de Janeiro/RJ—Brasil

Telefone +55 (21) 2207-9400, Fax +55 (21) 2207-9000

www.kpmg.com.br

The Board of Directors

Oi S.A.—Under Judicial Reorganization—Debtor-in-possession:

We consent to the use of our report dated May 15, 2018, with respect to the consolidated balance sheets of Oi S.A. – Under Judicial Reorganization—Debtor-in-possession and subsidiaries (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 20-F of the Company, incorporated herein by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated May 15, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficit and net shareholders’ deficit, and needs to achieve the conditions of the judicial reorganization plan, which events or conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG Auditores Independentes

KPMG Auditores Independentes
Rio de Janeiro, Brazil
May 1st, 2019

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.

KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.